EXHIBIT 20.1


                [LOGO] AMERICAN WATER WORKS COMPANY, INC.
                               NEWS RELEASE


FOR RELEASE:  FOR IMMEDIATE RELEASE

CONTACT:      Thomas G. McKitrick
              Vice President - Investor Relations
              Kathleen A. Rohrbaugh
              Director - Corporate Communications
              (856) 346-8200


                       AMERICAN WATER WORKS COMPANY
                       COMPLETES ACQUISITION OF NEI-
            LARGEST U.S. ACQUISITION IN WATER UTILITY INDUSTRY


     VOORHEES, N.J., June 25, 1999 -- American Water Works Company, Inc.

(NYSE:AWK) President and CEO J. James Barr announced today the completion of the acquisition of National Enterprises Inc. (NEI) just four months after the execution of the purchase agreement.

     "This is the largest acquisition in the history of the U.S. water utility industry," said Barr. "It has required extraordinary effort on the part of people on both sides of the transaction to bring it to a conclusion so quickly. I am pleased that it has been accomplished without any interruptions or interference in the delivery of water service."

     Water utility subsidiaries of NEI provide water service to approximately 1.5 million people in St. Louis County, Missouri; Lake and

Porter Counties in Northwest Indiana; Champaign, Livingston, LaSalle and

Whiteside Counties in Northern Illinois; and the southwestern portion of

Nassau County on Long Island, New York.

     "This acquisition significantly expands our operations in the Midwest and in New York State," continued Barr. "It has enhanced our geographic diversity and provides the prospect for further growth in each of the areas served by these utilities."

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1025 Laurel Oak Road - P. O. Box 1770 - Voorhees, New Jersey  08043 - (609)
346-8201 - Fax (609) 346-8229
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American Water Works
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     NEI, a privately owned holding company, in addition to the four water utilities, holds investments in ITC DeltaCom (ITCD), Powertel (PTEL), ITC

Holding and US Sugar Company.

     The acquisition was accomplished through the exchange of all NEI stock for 14,937,000 shares of American Water Works Company common stock and the assumption by American Water Works Company of $241 million of outstanding debt of NEI in a pooling transaction.

     American Water Works Company is the largest and most geographically diverse investor-owned water utility business in the U.S. The Company's utility subsidiaries and affiliates now serve approximately 10 million people in 23 states. The Company remains committed to continued growth and is involved in a number of industry consolidation and privatization initiatives including water and wastewater system acquisition, contract operation and public/private partnerships.

     This release may contain certain forward looking statements involving known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; availability, terms and development of capital; business abilities and judgment of personnel;

changes in, or the failure to comply with governmental regulations; and

Year 2000 issues.

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